UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Ness Technologies, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following is a transcript of a conference call held on July 27, 2011 at 8:00 a.m. Eastern Time to discuss the financial results of Ness Technologies, Inc. for the second quarter ended June 30, 2011

Final Transcript

Conference Call Transcript NSTC - Q2 2011 Ness Technologies Inc Earnings Conference Call Event Date/Time: Jul 27, 2011 / 12:00PM GMT

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Jul 27, 2011 / 12:00PM GMT, NSTC - Q2 2011 Ness Technologies Inc Earnings Conference Call

CORPORATE PARTICIPANTS

 Drew Wright
 Ness Technologies, Inc. - SVP, Financial Operations and IR

 Sachi Gerlitz
 Ness Technologies, Inc. - President and CEO

 Ofer Segev
 Ness Technologies, Inc. - CFO and EVP

 PRESENTATION

Operator

Good morning. My name is Danny, and I will be your conference operator today. At this time, I would like to welcome everyone to the Ness Technologies second-quarter earnings call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer session. (Operator Instructions). Thank you. Drew Wright, Senior Vice President of Investor Relations -- please go ahead, sir.

 Drew Wright - Ness Technologies, Inc. - SVP, Financial Operations and IR

Thank you very much, Danny. Hello and welcome to the Ness Technologies' second-quarter 2011 earnings call. In the call today, we will review our results for the quarter ended June 30, 2011.

First, our Safe Harbor statement. The matters discussed on today's conference call include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often preceded by words such as believes, expects, may, anticipates, plans, intends, assumes, will, or similar expressions.

Forward-looking statements reflect management's current expectations as of the date of this conference call and involve certain risks and uncertainties. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances, and Ness's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors.

Some of the factors that could cause future results to materially differ from recent results or those predicted in forward-looking statements are included under the heading "Risk Factors" in Ness's filings with the Securities and Exchange Commission. Ness is under no obligation and expressly disclaims any obligation to update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events, or otherwise.

The audio from today's call is being webcast live on the Internet. A replay of the call will be available online at the Ness Technologies website, about two hours after the call is over at investor.ness.com and a transcript of the call will be filed with the Securities and Exchange Commission later today. Also available on our Investor Relations website are today's press release and the related 8-K filing.

Today's call will be led by Sachi Gerlitz, President and CEO, and Ofer Segev, Executive Vice President and CFO. Sachi, over to you.

Sachi Gerlitz - Ness Technologies, Inc. - President and CEO

Hello, everyone. Thanks for joining us today. Let's start with a quick update on the status of our proposed acquisition by CVCI, followed by an update on the quarter, and then I will close with Q&A.

First, the proposed transaction. On June 10th, we entered into a definitive measure agreement under which an affiliate of Citi Venture Capital International, or CVCI, a global private equity investment fund, will acquire Ness in an all-cash transaction valued at $307 million, or $7.75 per share, a premium of 17.6% over the closing price the prior day, and 22.2% over the average closing price in the 30 prior trading days.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Jul 27, 2011 / 12:00PM GMT, NSTC - Q2 2011 Ness Technologies Inc Earnings Conference Call

The transaction is subject to certain closing conditions, including approval of our stockholders, antitrust regulatory approvals and other customary closing conditions. Our board of directors began the formal process as a matter of fiduciary responsibility to our stockholders following an unsolicited indication of interest in July of last year. The board appointed a special committee of disinterested board members to assess it, and the special committee retained financial and legal advisors to assist.

Our board, acting upon the recommendation of its special committee, approved the transaction as being in the best interests of Ness and its stockholders and recommends that our stockholders approve the transaction.

We have scheduled a session meeting of stockholders on August 30, for the purpose of obtaining stockholders' approval for the merger. Please see our definitive proxy statement filed with the Securities and Exchange Commission on July 22 for the reasons our Board of Directors approve of the merger and recommends it to the stockholders for approval, and for additional information regarding the special meeting.

We do not anticipate significant changes in management or in the strategy of the company prior to or following the completion of the transaction. Our main priority is continuing to deliver innovative IT services and software solutions to our valued customers. Business will continue as usual for customers and prospects, and we expect to continue to operate as we have today.

We are working to complete the merger as soon as possible. We continue to anticipate that the merger will be completed in the third quarter of 2011, subject to the satisfaction or waiver of all closing conditions.

Pre-merger notification thresholds are met in the US, Israel, Czech Republic Slovakia, Hungary, and Romania, and we have almost completed the required antitrust filings in these countries. We expect that the waiting periods will expire and the approvals will be obtained in time to close the merger in the third quarter of 2011.

Now, a few words about the second-quarter results. Overall, our Q2 was on track with our expectations, excluding one-time charge resulting from or related to the transaction. The health of the business was manifested by our continuing improvement in gross margin, our year-over-year improvement in non-GAAP operating margin, and our strong second-quarter operating cash flows and balance sheet.

Overall, we're moving ahead steadily with our plan. Ofer, would you take us to the second-quarter numbers? Then I will provide a few highlights from the business.

Ofer Segev - Ness Technologies, Inc. - CFO and EVP

Thanks, Sachi. Hello, everyone.

As usual, we will be referring to both GAAP and non-GAAP numbers on the call. We disclose non-GAAP numbers to help you understand the underlying performance of Ness. The non-GAAP P&L metrics exclude one-time gains, one-time expenses, and recurring non-cash items. Today's earnings press release contains a reconciliation of supplemental non-GAAP financial information.

The non-routine exclusion this quarter are a non-cash goodwill impairment charge and transaction-related expenses. In connection with our entry into the merger agreement, we recognized a goodwill impairment charge of $55 million as of June 30, which brings our book value in line with the transaction value. And we incurred expenses of $1.4 million during Q2 in connection with the transaction.

Revenues for the second quarter were $141 million, up 1% year over year and up 3% sequentially. Foreign currency re-measurement effects helped our revenue by $10 million year over year and by $4 million sequentially.

Revenue by customer geographic region for the quarter were Israel, 42%; North America, 30%; and Europe, 27%.

Our top 20 customers in aggregate represented 37% of revenues in the quarter, with our largest single customer accounting for about 5%. Revenue from existing customers continued at over 85%. About 32% of our revenue was from fixed-price projects in Q2, in line with historical norms.

Gross profit was $43 million for the quarter or 30.2% of revenue, up 340 basis points from a year ago as a result of our continuous efforts to improve utilization.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Jul 27, 2011 / 12:00PM GMT, NSTC - Q2 2011 Ness Technologies Inc Earnings Conference Call

We incurred an operating loss of $49 million for the quarter as a result of the goodwill impairment and transaction-related expenses. On a non-GAAP basis, operating income was $8.7 million or 6.2% of revenues, up from 4.3% of revenues a year ago.

EBITDA and non-GAAP EBITDA was $11.9 million for the quarter, or 8.4% of revenues, up from non-GAAP EBITDA of 6.5% year ago.

Regarding tax rates, excluding the goodwill impairment, our effective tax rate in Q2 was 36% compared to 66% a year ago. On a non-GAAP basis, our tax rate was 33% for the quarter.

We had a net loss from continuing operations of $52 million for the quarter. On a non-GAAP basis, we delivered net income of $4.9 million compared to $3.8 million a year ago.

On the bottom line, we had a GAAP loss per share from continuing operations of $1.37 for the quarter. On a non-GAAP basis, we delivered the diluted EPS from continued operations of $0.13 compared to $0.10 a year ago.

Our balance sheet remains strong. At the end of June, cash and cash equivalents and short-term deposits were $46 million, with $52 million of long-term debt and $17 million of short-term debt. We remain in our comfort zone regarding liquidity.

Trade receivables were $147 million versus $165 million at December 31, 2010, while unbilled receivables were $44 million, up $7 million from year end. Unbilled receivables as a percentage of total trade receivables was 23%, up slightly from 21% a year ago.

Days sales outstanding at quarter end was 78 days, compared with 73 days at year end and 79 days last quarter. We model DSO in the range of 70 to 80 days. In calculating DSOs, we exclude VAT and software vendor pass-through from our trade receivables since these amounts don't represent revenue for Ness.

Operating cash flow from continuing operations were $15.6 million for the quarter.

Backlog at the end of the quarter was $680 million, up 3% year over year and down 2% sequentially. Excluding foreign currency re-measurement effects, backlog was down 5% year over year and down the 3% sequentially.

Backlog for the rolling 12 months was $355 million, up 11% year over year and down 3% sequentially. This represents 52% of total backlog at June 30, within our normal range of 50% to 55%.

Our total headcount for continuing operations at June 30 was 7,000. Our percentage of billable employees from continuing operations was 87.4%, up 90 basis points year over year.

About our segments, in our Software Product Engineering segment, quarterly revenues were up 12% year over year, and up 8% sequentially, while operating margins dipped seasonally to 12.2% due to salary increases in India paid in the quarter. We expect full-year margins well within our target range of 13% to 15%.

Our System Integration & Application Development segment continued to recover. Quarterly revenues were up 1% sequentially and down 1% year over year due in part to the large Q1 project completion in the US system integration business that we mentioned last quarter.

Non-GAAP segment operating margin was 7.2% for the quarter, up from 4.8% last year.

That's it for the numbers. Over to you, Sachi.

Sachi Gerlitz - Ness Technologies, Inc. - President and CEO

Thanks, Ofer.

Let me give a few quick highlights about the business. I'll be brief, as I suspect everyone's attention is on the proposed merger. But it is important that you know that we remain focused and we are moving solidly ahead on the business side.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Jul 27, 2011 / 12:00PM GMT, NSTC - Q2 2011 Ness Technologies Inc Earnings Conference Call

On the Software Product Engineering segment, we continue to drive solid performance with healthy Q2 year-over-year top-line growth and good operating margins. We won five new labs deals in Q2, three of which are in key targeted expansion markets of education and media/entertaining. We expanded five existing labs, one significantly, and we renewed several others, including a $10.5 million renewal. We ended the quarter with over 55 software product labs in India, in the CEE region and Israel.

Our delivery centers in India are operating efficiently with high utilization and attrition down to historically typical levels. We are hiring to fulfill open work orders as well as new demands. Average cost of billable hour remained stable even considering the wage increases paid in the last quarter. And we just launched a second tax-advantaged "Special Economic Zone" facility to accommodate our growth needs as well as better manage our tax rate in India.

Our System Integration & Application Development segment felt some top-line pressure this quarter, partially due to holiday seasonality in Israel and partially due to continued soft demand in some of our CEE markets.

In Central & Eastern Europe, revenue were up 3% year over year and up 9% sequentially, though we are still seeing softness in the region. Operating margin remained in the mid-upper single digits.

The Czech Republic, though still a little low on the revenues, continued to deliver excellent pre-recession operating margin with good bookings. Conditions in Slovakia, Hungary, and especially in Romania continue to be challenging as public-sector business is still lagging, with top-line headwinds and low margins or losses.

However, we won a number of new deals, including a $12 million expansion of our Cadastre project in the Czech Republic and four other $1 million-plus deals in Slovakia, the Czech Republic, and Macedonia.

Our Israeli commercial and civilian business continued to do well in Q2, holding revenues flat sequentially with solid operating margins. Public sector revenues grew nicely and revenues for the industrial sector also grew, while financial services sector continued to experience top-line pressure. All sectors contributed nicely to the operating margin.

We had many new wins, including a $6 million SAP implementation for a leading insurance group and four other $1 million-plus wins across several industry sectors. We also had 10 projects go live during the quarter for various customers.

Our global defense and homeland security business unit, which operates from Israel, had a solid quarter, with revenues slightly behind plan, but with good operating margins.

We had numerous wins in the quarter, mostly typical bread and butter-type deals. We are competing on several large opportunities in this space, both internationally and within India, and our defense and homeland security pipeline is excellent.

In our North American system integration business, revenues were below expectation and second-quarter operating income contribution was minimal. We had several wins, including a couple of $1 million-plus deals for pharma and publishing customers, but we need to do better here.

Ofer, would you review our financial guidance, please?

Ofer Segev - Ness Technologies, Inc. - CFO and EVP

Thanks. We continue to expect top-line revenue growth and non-GAAP operating margin expansion in 2011, and we are reiterating our full-year guidance of revenues in the range of $595 million to $605 million and non-GAAP diluted earnings per share of $0.57 to $0.63. To account for the effect of our non-cash goodwill impairment and first-half transaction-related expenses, we are updating our GAAP earnings per share guidance to a loss of $1.04 and -- between $1.04 and $0.98.

Our non-GAAP guidance assumes a tax rate of around 33% and an average diluted share count of $39 million in 2011.

Regarding currencies, we are assuming rates at their average level of July. Back to you, Sachi.

Sachi Gerlitz - Ness Technologies, Inc. - President and CEO

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Jul 27, 2011 / 12:00PM GMT, NSTC - Q2 2011 Ness Technologies Inc Earnings Conference Call

Thanks, Ofer.

So, to summarize, we continued to execute successfully towards our 2011 objectives. Excluding transaction-related charges, we delivered improved performance across our key metrics during the second quarter and remain on track with our plans for 2011.

Before we go to Q&A, I would like to compliment and thank our many employees on four continents for their commitment, energy and teamwork. Thanks also to our shareholders for your interest and support over the years.

That concludes our prepared remarks. Danny, let's take questions now.

 QUESTION AND ANSWER

Operator

(Operator Instructions). There are no questions at this time. Mr. Gerlitz, I turn the call back over to you.

Sachi Gerlitz - Ness Technologies, Inc. - President and CEO

Thank you, Danny. This concludes today's call. Thanks for joining us and have a lovely day. Roger and out.

Operator

This concludes today's conference call. You may now disconnect.

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©  2011 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.